Exhibit 99.3

COMPANHIA DE BEBIDAS DAS AMÉRICAS – AMBEV

CNPJ [National Taxpayer’s Registry] No. 02.808.708/0001-07

NIRE [Corporate Registration Identification Number] 35.300.157.770

A Publicly-Held Company

Abstract of the Minutes of the Board of Directors Meeting of Companhia de Bebidas das Américas – Ambev (“Company”), held on May 10, 2013, drawn up in summary form.

1.	Date, time and venue: On May 10, 2013, starting at 2 p.m., at the Company’s headquarters, located in the City of São Paulo, State of São Paulo, at Rua Dr. Renato Paes de Barros, 1017, 4th floor.

2.	Attendance: Messrs. Victorio Carlos De Marchi and Carlos Alves de Brito, co-chairmen, and Messrs. Marcel Herrmann Telles, Roberto Moses Thompson Motta, Vicente Falconi Campos, José Heitor Attílio Gracioso, Luis Felipe Pedreira Dutra Leite, Luiz Fernando Ziegler de Saint Edmond, Álvaro Antônio Cardoso de Souza and Paulo Alberto Lemann. Also attended this meeting the members of the Fiscal Council, Messrs. Celso Clemente Giacometti, James Terence Coulter Wright and Mário Fernando Engelke.

3.	Board: Chairman: Victorio Carlos De Marchi; Secretary: Pedro de Abreu Mariani.

4.	Resolutions:

4.1         Capital Increase – Stock Option. In view of the exercise, by certain beneficiaries, of some options which became exercisable in 2013, in addition to other options from previous years, all exercisable under their respective programs approved by this Board of Directors, the Board moved to approve unanimously, within the Company’s limit of authorized capital, in accordance with section 9 of its By-laws, as well as section 168 of Law no. 6,404/76, as amended, a capital increase in the total amount of R$11,484,176.59, upon issuance of 510,799 new preferred shares, at the issuance price of R$22.48277 per share, without preemptive rights, pursuant to paragraph 3 of section 171 of Law no. 6,404/76 and the rules established under the Stock Option Plan of the Company currently in force. The newly issued shares deriving from the referred capital increase shall grant their holders the same rights and benefits that may be declared from time to time for the Company’s currently outstanding shares.

4.2         Stock Swap Merger. The following motions were unanimously passed, without any reserves, it being registered that the following members of the Board of Directors did not participate in the referred motions in light of a potential conflict of interest, at least in theory, with the Company: Messrs. Victorio Carlos De Marchi, Carlos Alves de Brito, Marcel Herrmann Telles, Roberto Moses Thompson Motta, José Heitor Attílio Gracioso, Luis Felipe Pedreira Dutra Leite, Luiz Fernando Ziegler de Saint Edmond and Paulo Alberto Lemann:

(a)	to approve the terms and conditions of the draft Protocol and Justification of Stock Swap Merger of Companhia de Bebidas das Américas – Ambev with Ambev S.A., which, after being certified by the Board, is filed at the Company’s headquarters;

(b)	to authorize the Company’s Executive Officers to execute all acts necessary for the implementation and consummation of the Stock Swap Merger, including, for example, the execution of the Protocol and Justification and the disclosure to the market of the material fact notice required by CVM Instructions nos. 319/1999 and 358/2002 and of the information required by CVM Instruction no. 481/2009, as well as following the additional procedures and preparing the documentation required by the United States Securities and Exchange Commission, BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros and New York Stock Exchange.

(c)	to convene an extraordinary general shareholders’ meeting (“EGM”) and submit to the Company’s Shareholders the following proposal: “(i) examine, discuss and approve the Protocol and Justification, having as a purpose the Stock Swap Merger of the Company with Ambev S.A. (Brazilian National Taxpayer’s Registry CNPJ/MF no. 07.526.557/0001-00) and authorize the Executive Officers of the Company, on behalf of the shareholders of the Company, to subscribe the resulting capital increase of Ambev S.A., and to execute all necessary acts to implement the Stock Swap Merger; (ii) amend the caput of section 5 of the Company’s By-laws, to reflect any future capital increases approved within the limit of the authorized capital, as may be authorized by the Board of Directors up to the date of the EGM; (iii) in case the Stock Swap Merger is approved, cancel the totality of shares issued by the Company and held in treasury at the date of the EGM, without reducing the Company’s capital stock value, and amend the caput of section 5 of the Company’s By-laws accordingly; and (iv) in light of the proposal referred to in items (ii) and (iii) above, promote the amendment and restatement of the Company’s By-laws pursuant to the Management Proposal.”

4.2.1. Stock Option Plan. In case the Stock Swap Merger is approved and considering that Ambev S.A. is in the process of registering itself as a publicly held company with the Brazilian Securities Commission (Comissão de Valores Mobiliários), the Board moved to approve the following:

(a)	in observance of item 11.3 of the Company’s Stock Option Plan (“Plan”), and the terms of the Protocol and Justification, it shall be submitted to a extraordinary general shareholders’ meeting of Ambev S.A. the approval of the Plan which shall accommodate the purchase options of the Company’s Shares under the Plan that have not yet been exercised. Thus, any unexercised stock options under the Company’s Plan shall be replaced by stock options for Ambev S.A shares under a new stock option plan and program of Ambev S.A. to be approved by an extraordinary general shareholder’s meeting and the Board of Directors of Ambev S.A., respectively, and which plan and program shall be adjusted in light of the Stock Swap Merger, so that, pursuant to item 11.1 of the Plan, there shall be no change in the total purchase value applicable to the unexercised portion of the stock options for the Company’s shares; and

(b)	upon approval of a stock option plan for Ambev S.A. and the acceptance of the unexercised stock options under the Company’s Plan by the extraordinary general shareholders’ meeting of Ambev S.A., the termination of the Company’s Plan shall be approved, pursuant to the powers granted to the Board of Directors of the Company under item 2.5 of the Plan.

4.2.2. - ADR Programs. In case the Stock Swap Merger is approved and, as a consequence of its approval, a request to cancel the Level II American Depositary Receipt (“ADR”) Programs (“Programs”) sponsored by the Company and registered with the CVM shall be approved, as soon as the necessary measures are taken by The Bank of New York Mellon, acting as depositary bank in the United States of America (“USA”) for the Programs, to cancel the referred ADRs, pursuant to applicable regulation of the USA, given the fact that, as a consequence of the Stock Swap Merger, the holders of ADRs of the Company shall have their ADRs replaced by new ADRs representing common shares issued by Ambev S.A. under an ADR Program sponsored by Ambev S.A. that is currently being registered with the CVM.

Closing: With no further matters to be discussed, the present Minutes were drawn up and signed.

Signatures: Messrs. Victorio Carlos De Marchi and Carlos Alves de Brito, co-chairmen, and Messrs. Marcel Herrmann Telles, Roberto Moses Thompson Motta, Vicente Falconi Campos, José Heitor Attilio Gracioso, Luis Felipe Pedreira Dutra Leite, Luiz Fernando Ziegler de Saint Edmond, Álvaro Antônio Cardoso de Souza and Paulo Alberto Lemann. Secretary: Pedro de Abreu Mariani.

I certify that this is a true counterpart of the original version of the deliberations contained in the minutes that have been drawn up in the Company’s book.

São Paulo, May 10, 2013.

/s/Pedro de Abreu Mariani

Secretary

Additional Information and Where to Find It:

This document is for informational purposes only and is neither an offer to purchase or a solicitation of an offer to sell any shares or other securities of Ambev S.A. or the Company nor a solicitation of any proxy, vote or approval. The proposed Stock Swap Merger of Ambev S.A. with the Company described in this document will be submitted to a vote of the shareholders of those companies at separate shareholders’ meetings of each of them.

The distribution of new common shares (including in the form of American Depositary Shares (“ADSs”)) of Ambev S.A. to holders of the Company’s shares and ADSs will be made only pursuant to an effective registration statement that Ambev S.A. intends to file with the U.S. Securities and Exchange Commission (the “Commission”). In connection with the Stock Swap Merger, Ambev S.A. plans to file with the Commission (i) one or more registration statements on Form F-4 containing a prospectus that will be mailed to holders of ADSs of the Company and (ii) other documents regarding the proposed Stock Swap Merger. Investors and security holders of the Company are urged to carefully read these materials and the definitive versions thereof, as well as any other relevant documents filed with the Commission as they become available because they will contain important information about Ambev S.A., the Company and the proposed Stock Swap Merger. Investors and security holders will be able to obtain the documents filed with the Commission regarding the proposed Stock Swap Merger, when available, free of charge on the Commission’s website at www.sec.gov or from the Company.

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